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                                                                    Exhibit 3.1


                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                             JFL-EEC MERGER SUB CO.

     The undersigned, Keith Oster, Secretary of JFL-EEC Merger Sub Co., a corporation existing under the laws of the State of Delaware (the
"Corporation"), does hereby certify as follows:

     1. The present name of the Corporation is JFL-EEC Merger Sub Co. The name under which the Corporation was originally incorporated is JFL-EEC Merger Sub Co. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 1997.

     2. In accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Corporation duly adopted this Amended and Restated Certificate of Incorporation pursuant to resolutions of its Board of Directors and its stockholders.

     3. The duly adopted Amended and Restated Certificate of Incorporation is as follows:

                                   ARTICLE I
                                     Name

     SECTION 1.01 The name of the Corporation incorporated pursuant to Delaware General Corporation Law is JFL-EEC Merger Sub Co. (the
"Corporation").

                                   ARTICLE II
                      Registered Office; Registered Agent

     SECTION 2.01 The address of the Corporation's registered office in the State of Delaware is to be located at 9 East Loockerman Street, City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE III
                           Purpose of the Corporation

     SECTION 3.01 The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV
                             Capital; Shareholders

     SECTION 4.01 The total number of shares of stock which the Corporation shall have authority to issue is five million fifty thousand (5,050,000) shares of capital stock, consisting of:

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     (A)  Five million shares (5,000,000) of common stock, par value $0.01 per share, ("Common Stock"), entitled to vote at any annual or special meeting of the stockholders of the Corporation. Each share of Common Stock shall have one (1) vote on any and all matters that may come before the stockholders of the Corporation at any annual or special meeting.

     (B) Fifty thousand (50,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The number of shares of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

     The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting that series and the distinctive designation of that series;

          (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (8) Any other relative rights, preferences and limitations of that series.


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                                   ARTICLE V
                               Board of Directors

     SECTION 5.01 The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the Bylaws of the Corporation. Election of directors need not be by written ballot.

                                   ARTICLE VI
                                     Bylaws

     SECTION 6.01 The Board of Directors may adopt, amend or repeal the Bylaws of this Corporation.

                                  ARTICLE VII
                            Limitation on Liability

     SECTION 7.01 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts of omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any appeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.

                                  ARTICLE VIII
                                Indemnification

     SECTION 8.01 The Corporation shall indemnify all persons to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification as may be set forth in Bylaws of the Corporation or any stockholder's or directors' resolution or by contract.
The provisions of this Article shall also be applicable to the personal representative and estate of the persons who may be indemnified pursuant to the laws of the State of Delaware.

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     This Amended and Restated Certificate of Incorporation is executed this
26th day of January 1998 and shall be effective at 5:00 p.m. Eastern Standard Time on the date of filing with the Secretary of State of Delaware.

                                       /s/ Keith Oster
                                       ---------------------------------------
                                       Keith Oster, Secretary




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